                                                                   EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
BioMarin Pharmaceutical Inc.:

   We consent to the incorporation by reference in (i) the Registration Statements on Form S-8 (File Nos. 333-84787 and 333-85368) and (ii) the Registration Statements on Form S-3 (File Nos. 333-102066, 333-48800 and 333-61322) of BioMarin Pharmaceutical Inc. of our report dated January 29, 2003, with respect to the consolidated balance sheet of BioMarin Pharmaceutical Inc. as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of BioMarin Pharmaceutical Inc.

                                          /s/  KPMG LLP

San Francisco, California
February 28, 2003